EXHIBIT 4.1
AMENDMENT TO RIGHTS AGREEMENT
     THIS AMENDMENT, is entered into as of December 19, 2008 (this “Amendment”) by and between Liz Claiborne, Inc. (the “Company”) and The Bank of New York Mellon (formerly known as The Bank of New York, successor to Equiserve, Inc. (formerly doing business as First Chicago Trust Company of New York)), as Rights Agent (the “Rights Agent”) in order to amend the terms of that certain Rights Agreement, dated as of December 4, 1998 (as amended, the “Rights Agreement”), between the Company and the Rights Agent. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Rights Agreement.
     WHEREAS, pursuant to Section 26(a) of the Rights Agreement, a majority of the Board of Directors of the Company may amend the Rights Agreement prior to the Stock Acquisition Date without the approval of the holders of Rights; and
     WHEREAS, the Board of Directors of the Company desires to amend the definition of the Expiration Date in the Rights Agreement.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
     SECTION 1. AMENDMENT TO THE RIGHTS AGREEMENT. The definition of the term “Expiration Date” in Section 1(q) of the Rights Agreement is hereby amended by changing the date “December 21, 2008” to the date “December 21, 2009”.
     SECTION 2. EFFECTIVENESS AND CONTINUED EFFECTIVENESS. Except as specifically amended in Section 1 above, the Rights Agreement shall be unaffected by this Amendment and remain in full force and effect in accordance with its terms.
     SECTION 3. GOVERNING LAW. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE EXCEPT THAT THE RIGHTS, DUTIES AND OBLIGATIONS OF THE RIGHTS AGENT UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     SECTION 4. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

LIZ CLAIBORNE, INC.
By:	/s/ NICHOLAS RUBINO
Name:	Nicholas Rubino
Title:	Senior Vice President- Chief Legal Officer, General Counsel & Secretary

THE BANK OF NEW YORK MELLON
By:	/s/ KIERAN MCGOVERN
Name:	Kieran McGovern
Title:	Relationship Manager